P.O. Box 25099 ▫ Richmond, VA 23260 ▫ Phone: (804) 359-9311 ▫ Fax: (804) 254-3584

PRESS RELEASE

Universal Corporation Reports Improved Third Quarter Results

Richmond, VA, February 7, 2012 / PRNEWSWIRE

CONTACT:	Karen M. L. Whelan		RELEASE: 4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

HIGHLIGHTS

Third Quarter

Diluted earnings per share of $2.06, up 13% from prior year

Segment operating income of $83 million, up $6 million from prior year

Nine Months

Segment operating income of $175 million, down $22 million from prior year

Diluted earnings per share of $2.34, after $1.39 in net unusual charges

Unusual charges included a $49 million charge on loss of appeal of European Commission fine

___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the third quarter of fiscal year 2012, which ended on December 31, 2011, was $58.5 million, or $2.06 per diluted share, about 12% above last year’s net income of $52.3 million, or $1.82 per diluted share, for the same period. These results included the effect of several unusual items, largely related to asset sales, which are described in the table below and amount to net pretax benefits of $10.7 million ($0.25 per diluted share) for the third quarter of fiscal year 2012 and $8.4 million ($0.18 per diluted share) for the same period last year. Segment operating income, which excludes those unusual items, increased by $5.6 million to $83.4 million as improved performance in the Company’s Other Regions segment outweighed declines in the North America and the Other Tobacco Operations segments. Revenues for the quarter of $672 million were down about 2%, reflecting lower leaf prices on higher volumes.

For the nine months ended December 31, 2011, net income was $66.3 million, or $2.34 per diluted share, including the effect of the charge in the second fiscal quarter for the European Commission fine described below. That charge and other unusual items amounted to a net pretax charge of $38.6 million ($1.39 per diluted share) for the nine-month period. Those results compare to last year’s net income of $129.4 million, or $4.46 per diluted share, which also includes unusual items amounting to a net benefit of $12.8 million ($0.28 per diluted share).

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Segment operating income declined by $21.8 million for the nine-month period ended December 31, 2011, compared with the prior year. Those results included the first quarter impact from last year’s assignment of Brazilian farmer contracts to Philip Morris International (“PMI”) and a portion of the decline in processing volumes in the Company’s North America segment, as well as reduced volumes and margins in the Other Tobacco operations segment. Operating results in this period included $12 million in dividend income from unconsolidated subsidiaries. Consolidated revenues fell by 5% to $1.8 billion for the nine months ended December 31, 2011, in part due to lower leaf prices on higher shipments, and in part because toll processing volumes replaced a portion of leaf sales to PMI as a result of the contract assignments last year.

The following table sets forth the unusual items included in reported results, none of which are included in segment results:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions of dollars, except per share amounts)	2011	2010	2011	2010
Charges and (gains)
Charge for (reversal of) European Commission fines in Italy and Spain (1)	$—	$—	$49.1	$(7.4)
Restructuring and impairment costs, primarily in the United States, South America, and Europe (2)	0.4	11.0	10.2	14.0
Gain on fire loss insurance settlement in Europe (3)	—	—	(9.6)	—
Gain on sale of facility in Brazil (4)	(11.1)	—	(11.1)	—
Gain on assignment of farmer contracts and sale of related assets in Brazil (5)	—	(19.4)	—	(19.4)

Total effect on operating income	$(10.7)	$(8.4)	$38.6	$(12.8)

Total effect on net income	$(7.0)	$(5.1)	$39.4	$(8.0)

Total effect on diluted earnings per share	$0.25	$0.18	$(1.39)	$0.28

(1)	Fiscal year 2012 - fines and accumulated interest related to the September 9, 2011, decision by the General Court of the European Union rejecting an Italian subsidiary's application to reinstate immunity related to infringements of European Union antitrust law in the Italian raw tobacco market.
Fiscal year 2011 - the reversal of a portion of a European Commission fine recorded by an Italian subsidiary in 2005 related to the Spanish tobacco processing market, following a decision of the General Court of the European Union that reduced the amount of the fine by half.
(2)	Restructuring and impairment charges, primarily related to plant closures and workforce reductions in several areas.
(3)	Fire loss insurance settlement in June 2011 related to a plant fire in Europe in 2010. The operating assets have been replaced.
(4)	Sale of land and storage buildings in Brazil in November 2011.
(5)	Assignment of farmer production contracts and related assets in Brazil in October 2010.

Mr. Freeman stated, “I am pleased with our strong third quarter performance, which is the result of our successful efforts in managing our business in this year’s oversupply situation. We are working closely with customers, both old and new, to meet their requirements, and we are carefully monitoring our commitments for the upcoming crop cycle.

“Recent fiscal quarters reflected a slower start to the buying seasons in Brazil and Malawi, but we believe that we are back on track with shipment timing in most origins. Green prices have generally declined, as we expected. Although we continue to deal with the previously anticipated effects of the decreased processing volumes in North America and the challenging markets in our oriental and dark tobacco operations, impacts from the global oversupply have been moderate. Our sales activity has been robust, and our hard-working teams around the globe are united.

“While our results included several unusual charges and benefits this year, our underlying business results have remained healthy, and we are performing at levels comparable to our historical norms. During the third quarter, despite volatile financial markets, we successfully refinanced our primary $450 million global working capital facility, and our balance sheet remains strong. In addition, we have maintained our focus on providing returns to our shareholders and increased our common stock dividend for the 41st consecutive year.

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“Although it is too early to report specifically about the coming crop season, we continue to expect this year’s oversupply situation to influence pricing and margins into the next fiscal year. At the same time, we do anticipate that crop sizes will come down in many of our growing regions during the next year, which could mitigate those pressures, and markets for some grades may be tightening. Our customers continue to signal their desire for high quality, compliant tobacco, which has always been our core strength. I am excited about our prospects for the future as we continue to develop our plans and programs to support stable supplier markets, enhance production efficiencies, and improve sustainable tobacco production.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Third Quarter

Operating income for the third quarter of fiscal year 2012, for the flue-cured and burley tobacco operations, which comprise the North America and Other Regions segments, increased by 11% to $82.6 million, compared to the same period last year, on a combination of strong results for the Other Regions segment and declines in North America. Revenues for the group were up about 1% at $639.2 million.

Income from operations for the Other Regions segment was up 46% from last year, to $69.4 million. The Africa region showed improvement, as sales growth on larger crops in some origins and a favorable comparison to delayed shipments last year were offset somewhat by reductions in third party processing. Earnings for the South America region were up, primarily due to higher shipments that reflected a catch-up of seasonal deliveries delayed from earlier quarters, along with savings from cost cutting efforts and lower costs related to a smaller farmer base, including those related to advances. Earnings for the Asia region declined for the quarter, primarily due to lower trading levels. Results for the Other Regions segment results also included $6 million in dividend income from unconsolidated subsidiaries. Revenues for that segment of $529 million were up nearly 5% on higher shipment volumes in Africa and South America, partly offset by lower trading volumes in Asia, as well as the pass-through to customers of lower green prices. Operating income for the North America segment decreased by 50% to $13.2 million on reduced third party processing volumes and the absence of last year’s earnings from the Canadian facility, which was closed in March 2011. Revenues for this segment of $109.7 million were down 12%, as reduced green processing volumes were partially offset by an increase in current and old crop direct leaf sales.

Nine Months

Operating income for the flue-cured and burley tobacco operations was $170.6 million for the nine months ended December 31, 2011, compared to $180.9 million for the same period in the prior year. Revenues of $1.7 billion were relatively flat compared with last year. Earnings for the Other Regions segment for the nine months increased about 6% to $146.7 million, compared to the same period last year. In the South America region, the effect of reduced leaf sales to PMI related to last year’s assignment of farmer contracts was mitigated by increased processing volumes and cost savings efforts. Africa region operations reflected lower margins in most origins, in part related to business mix and lower prices, balanced by higher shipments in some origins and lower green leaf costs. Results for the Asia region declined on a combination of lower margins on trading volumes and an unfavorable comparison on currency remeasurement in the Philippines. In Europe, lower volumes and higher leaf costs were offset by insurance recoveries. Selling, general, and administrative expenses for the segment were down, due primarily to lower costs related to a smaller farmer base in South America. In addition, results for the Other Regions segment included $12 million in dividend income from unconsolidated subsidiaries. Revenues for the Other Regions segment of $1.4 billion were down about 3%, reflecting lower leaf volumes in South America, higher volumes in Africa, and lower prices generally, as our customers received benefits of lower leaf prices at the farm level. North America’s results fell by 44% to $23.9 million on the change in processing volumes, although leaf sales were up for the period. In addition, cost savings from restructuring efforts moderated the negative impact of the closure of the Company’s Canadian operations. These factors also caused revenue to fall by about 12%.

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OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment operating income declined by $2.6 million for the quarter and $11.4 million for the nine months, compared with the same periods in the previous fiscal year. The declines in both periods were driven mainly by lower results in the dark tobacco operations on reduced volumes and margins, reflecting weaker domestic retail markets, as well as the effects of last year’s severe weather-related crop damage in Indonesia. Results from the oriental tobacco joint venture improved for the quarter on the absence of one-time charges for business realignment taken in the same period last year. However, joint venture results were down for the nine months, partly due to reduced volumes from shipments delayed into the fourth quarter, as well as lower margins, which were also affected by inventory writedowns. Revenues for this segment decreased for the quarter by $24.4 million, or 42%, as a result of the transfer of some business from the just-in-time Special Services group to the Other Regions segment, the timing of shipments of oriental tobaccos to the United States, and lower dark tobacco volumes. Similar factors influenced a $45.5 million drop in revenues for the nine-month period.

OTHER ITEMS:

In September 2011, the Company announced that the General Court of the European Union issued a decision rejecting the appeal of Deltafina, S.p.A, its Italian subsidiary. That appeal related to the European Commission’s revocation of Deltafina’s immunity from a fine of €30 million (about $41 million on September 9, 2011) assessed against Deltafina and Universal jointly for actions in connection with Deltafina’s purchase and processing of tobacco in the Italian raw tobacco market between 1995 and 2002. Deltafina has appealed the decision of the General Court to the European Court of Justice. The appeal process could take up to two years. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (€30 million) plus accumulated interest (€5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision.

Cost of sales decreased by about 5% to $1.4 billion for the nine months ended December 31, 2011, and by about 2% for the quarter, primarily as a result of lower green leaf prices in some origins and on lower trading volumes in both periods. Selling, general, and administrative costs fell by about $10 million in both the third quarter and in the first nine months of fiscal year 2012 compared to the previous year. Both periods benefited from a favorable comparison on costs related to a smaller farmer base in South America. In addition, the nine-month period reflects a positive variance from the reversal of non-income tax provisions due to a favorable tax ruling in South America and reduced employment costs as a result of lower performance-based compensation expense in various operations, partially offset by unfavorable variances due to currency remeasurement primarily in South America and Asia.

Interest expense was almost flat for the third quarter and the nine months ended December 31, 2011, compared with the same periods in the previous year. Interest income in the nine months of the current year was about $1 million lower, due to the previous year’s recognition of interest income on the return of funds that had been escrowed to bond the appeal of the European Commission fine in Spain.

The consolidated effective income tax rates on pretax earnings were approximately 30% and 41% for the quarter and nine months ended December 31, 2011. The rate for the nine-month period was significantly higher than normal because the Company did not record an income tax benefit on the non-deductible fine portion of the charge recorded in September 2011 for the European Commission fine and interest in Italy. Without that item, the effective income tax rate would have been approximately 29% for the nine months. That rate and the effective rate for the quarter were lower than the 35% federal statutory rate primarily due to the effect of exchange rate changes on deferred income taxes of certain foreign subsidiaries and to recoveries of prior year state income taxes. The effective income tax rates for the quarter and nine months ended December 31, 2010, were approximately 29% and 30%, respectively. Those rates were lower than the 35% U.S. federal statutory rate primarily due to the recognition of foreign tax credits.

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In November 2011, the Company sold land and storage buildings in Brazil in exchange for other property and $9.4 million in cash. The transaction resulted in a gain of $11.1 million, which is reported in other income in the consolidated statements of income.

Additional information

Amounts described as “net income” and “earnings per diluted share” that are included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2011.

At 5:00 p.m. (Eastern Time) on February 7, 2012, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 7, 2012. A taped replay of the call will be available through February 28, 2012, by dialing (855) 859-2056. The confirmation number to access the replay is 49266424.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2011, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$672,420	$688,208	$1,792,911	$1,891,312
Costs and expenses
Cost of goods sold	525,315	534,164	1,432,022	1,501,757
Selling, general and administrative expenses	64,747	74,826	183,985	194,103
Other income	(11,111)	(19,368)	(20,703)	(19,368)
Restructuring and impairment costs	399	10,995	10,220	13,964
Charge for (reversal of) European Commission fines in Italy and Spain	—	—	49,091	(7,445)
Operating income	93,070	87,591	138,296	208,301
Equity in pretax earnings (loss) of unconsolidated affiliates	1,072	(1,439)	(2,264)	953
Interest income	519	754	1,240	2,614
Interest expense	6,175	6,257	17,373	17,245
Income before income taxes and other items	88,486	80,649	119,899	194,623
Income taxes	26,884	23,064	48,972	58,837
Net income	61,602	57,585	70,927	135,786
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(3,149)	(5,287)	(4,625)	(6,337)
Net income attributable to Universal Corporation	58,453	52,298	66,302	129,449
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders	$54,741	$48,586	$55,165	$118,312

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$2.36	$2.05	$2.38	$4.93
Diluted	$2.06	$1.82	$2.34	$4.46

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2011	December 31, 2010	March 31, 2011
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$152,368	$91,427	$141,007
Accounts receivable, net	406,541	292,490	335,575
Advances to suppliers, net	94,732	132,815	160,616
Accounts receivable - unconsolidated affiliates	912	35,978	10,433
Inventories - at lower of cost or market
Tobacco	862,991	940,168	742,422
Other	57,261	50,551	48,647
Prepaid income taxes	13,661	8,633	18,661
Deferred income taxes	52,766	43,669	47,009
Other current assets	71,121	65,784	73,864
Total current assets	1,712,353	1,661,515	1,578,234
Property, plant and equipment
Land	16,976	15,490	14,851
Buildings	225,010	265,390	257,380
Machinery and equipment	531,183	552,575	555,316
	773,169	833,455	827,547
Less accumulated depreciation	(469,414)	(512,413)	(510,844)
	303,755	321,042	316,703
Other assets
Goodwill and other intangibles	99,293	99,602	99,546
Investments in unconsolidated affiliates	84,306	103,821	115,478
Deferred income taxes	13,683	36,373	18,177
Other noncurrent assets	56,249	96,493	99,729
	253,531	336,289	332,930
Total assets	$2,269,639	$2,318,846	$2,227,867

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2011	December 31, 2010	March 31, 2011
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Notes payable and overdrafts	$130,165	$204,769	$149,291
Accounts payable and accrued expenses	199,408	180,054	213,014
Accounts payable - unconsolidated affiliates	7,207	15,355	4,154
Customer advances and deposits	45,061	87,934	8,426
Accrued compensation	20,638	19,029	30,201
Income taxes payable	12,085	11,901	12,265
Current portion of long-term obligations	15,000	95,000	95,000
Total current liabilities	429,564	614,042	512,351
Long-term obligations	395,000	322,486	320,193
Pensions and other postretirement benefits	100,690	100,719	102,858
Other long-term liabilities	87,147	47,661	50,213
Deferred income taxes	49,179	44,963	42,847
Total liabilities	1,061,580	1,129,871	1,028,462
Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at December 31, 2010, and March 31, 2011)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,245,254 shares issued and outstanding (23,569,443 at December 31, 2010, and 23,240,503 at March 31, 2011)	194,806	193,263	191,608
Retained earnings	844,150	824,244	825,751
Accumulated other comprehensive loss	(62,152)	(53,670)	(44,776)
Total Universal Corporation shareholders' equity	1,189,827	1,176,860	1,185,606
Noncontrolling interests in subsidiaries	18,232	12,115	13,799
Total shareholders' equity	1,208,059	1,188,975	1,199,405
Total liabilities and shareholders' equity	$2,269,639	$2,318,846	$2,227,867

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Nine Months Ended December 31,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$70,927	$135,786
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	31,496	32,474
Amortization	1,277	1,220
Provisions for losses on advances and guaranteed loans to suppliers	10,432	19,554
Foreign currency remeasurement loss (gain), net	4,812	(1,368)
Equity in net income of unconsolidated affiliates, net of dividends	18,769	1,921
Gain on fire loss insurance settlement	(9,592)	—
Gain on sale of property in Brazil	(11,111)	—
Gain on assignment of farmer contracts and sale of related assets	—	(19,368)
Restructuring and impairment costs	10,220	13,964
Charge for (reversal of) European Commission fines in Italy and Spain	49,091	(7,445)
Other, net	16,289	(3,842)
Changes in operating assets and liabilities, net	(132,623)	(262,251)
Net cash provided (used) by operating activities	59,987	(89,355)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(30,251)	(31,801)
Proceeds from assignment of farmer contracts and sale of related assets	—	—
Proceeds from assignment of farmer contracts and sale of related assets	—	34,946
Proceeds from sale of property, plant and equipment, and other	18,650	2,512
Proceeds from fire loss insurance settlement	9,933	—
Net cash provided (used) by investing activities	(1,668)	5,657
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(11,336)	22,510
Issuance of long-term obligations	—	—
Issuance of long-term obligations	100,000	—
Repayment of long-term obligations	(95,000)	(15,000)
Dividends paid to noncontrolling interests	(94)	(100)
Issuance of common stock	134	—
Repurchase of common stock	(4,004)	(33,450)
Dividends paid on convertible perpetual preferred stock	(11,137)	(11,137)
Dividends paid on common stock	(33,320)	(34,011)
Proceeds from termination of interest rate swap agreements	13,388	—
Other	(3,539)	—
Net cash used by financing activities	(44,908)	(71,188)
Effect of exchange rate changes on cash	(2,050)	360
Net increase (decrease) in cash and cash equivalents	11,361	(154,526)
Cash and cash equivalents at beginning of year	141,007	245,953
Cash and cash equivalents at end of period	$152,368	$91,427

 See accompanying notes.

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NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter are not necessarily indicative of results that could be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At December 31, 2011, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $33 million ($38 million face amount including unpaid accrued interest, less $5 million recorded for the fair value of the guarantees). About 95% of these guarantees expire within one year, and the remainder expire within two years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make at December 31, 2011, was the face amount, $38 million including unpaid accrued interest ($97 million as of December 31, 2010, and $73 million at March 31, 2011). The fair value of the guarantees was a liability of approximately $5 million at December 31, 2011 ($20 million at December 31, 2010, and $21 million at March 31, 2011). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $4 million.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2011	2010	2011	2010
Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$58,453	$52,298	$66,302	$129,449
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders
for calculation of basic earnings per share	54,741	48,586	55,165	118,312
Denominator for basic earnings per share
Weighted average shares outstanding	23,238	23,738	23,220	24,010
Basic earnings per share	$2.36	$2.05	$2.38	$4.93
Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$54,741	$48,586	$55,165	$118,312
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,712	11,137	11,137
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	58,453	52,298	66,302	129,449
Denominator for diluted earnings per share:
Weighted average shares outstanding	23,238	23,738	23,220	24,010
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,775	4,752	4,769	4,747
Employee share-based awards	368	302	320	262
Denominator for diluted earnings per share	28,381	28,792	28,309	29,019
Diluted earnings per share	$2.06	$1.82	$2.34	$4.46

For the nine months ended December 31, 2011 and 2010, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive. These awards included stock appreciation rights and stock options totaling 435,801 shares at a weighted-average exercise price of $55.81 for the nine months ended December 31, 2011, and 669,401 shares at a weighted-average exercise price of $52.48 for the nine months ended December 31, 2010.

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NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2011	2010	2011	2010
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$109,743	$124,072	$236,101	$243,990
Other regions (1)	529,476	506,568	1,423,275	1,468,326
Subtotal	639,219	630,640	1,659,376	1,712,316
Other tobacco operations (2)	33,201	57,568	133,535	178,996
Consolidated sales and other operating revenues	$672,420	$688,208	$1,792,911	$1,891,312
OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$13,234	$26,693	$23,864	$42,383
Other regions (1)	69,382	47,620	146,732	138,530
Subtotal	82,616	74,313	170,596	180,913
Other tobacco operations (2)	814	3,466	4,044	15,492
Segment operating income	83,430	77,779	174,640	196,405

Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(1,072)	1,439	2,264	(953)
Restructuring and impairment costs (4)	(399)	(10,995)	(10,220)	(13,964)
Charge for (reversal of) European Commission fines
in Italy and Spain (4)	—	—	(49,091)	7,445
Add: Other income (4)	11,111	19,368	20,703	19,368
Consolidated operating income	$93,070	$87,591	$138,296	$208,301

(1) Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2) Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3) Item is included in segment operating income, but not included in consolidated operating income.

(4) Item is not included in segment operating income, but is included in consolidated operating income.

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